EXHIBIT 15.1

Independent Registered
Public Accounting Firm’s Acknowledgement Letter

To Board of Directors and Stockholders
Northern States Financial Corporation

We are aware of the incorporation by reference in Registration Statement (Form S-8: No. 333-170065) of our report dated July 29, 2011 related to the unaudited condensed consolidated interim financial statements of Northern States Financial Corporation which is included in its Form 10-Q for the quarter ended June 30, 2011.

Under Rule 436(c) of the Securities Act of 1933, as amended (the “1933 Act”), our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Plante & Moran, PLLC

Chicago, Illinois
July 29, 2011